Filed Pursuant to Rule 433

Registration No. 333-258382

The Timken Company

€600,000,000

4.125% Senior Notes due 2034

Final Term Sheet

May 16, 2024

Issuer:	The Timken Company (NYSE: TKR)

Title of Security:	4.125% Senior Notes due 2034 (the “Notes”)

Principal Amount:	€600,000,000

Expected Ratings*:	Baa2 / BBB- (Outlook: Stable / Stable) (Moody’s / S&P)

Trade Date:	May 16, 2024

Settlement Date (T+5)**:	May 23, 2024

Maturity Date:	May 23, 2034

Minimum Denomination / Multiples:	€100,000 / €1,000

Interest Payment Date:	May 23

First Interest Payment Date:	May 23, 2025

Change of Control Offer to Repurchase:	If issuer is subject to a Change of Control Triggering Event, at 101% of principal, plus accrued and unpaid interest thereon to, but excluding, the repurchase date.

Optional Redemption:

Prior to February 23, 2034 (the “Par Call Date”), in whole or in part, at any time and from time to time, at a redemption price equal to the greater of: (1) 100% of the principal amount of the notes to be redeemed; and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate plus 30 basis points, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Reference Benchmark Bund:	DBR 2.200% due February 15, 2034

Bund Bid Price:	97.910

Bund Bid Yield	2.443%

Spread to Benchmark Bund:	+182.8 bps

EUR Mid-Swap Yield:	2.721%

Spread to Mid-Swap Yield:	+155 bps

Re-offer Yield:	4.271%

Coupon:	4.125%

Issue Price:	98.832% of face amount

Day Count:	Actual / Actual (ICMA)

Proceeds, before Expenses and Discounts:	€592,992,000

CUSIP:	887389 AP9

ISIN:	XS2824606532

Common Code:	282460653

Legal Entity Identifier (LEI) Code:	B0I35MLPFXZSE70ASS73

Listing:	Application will be made to list the notes on the New York Stock Exchange

Stabilization:	Stabilization/FCA

Target Market:	MiFID II and/or the UK MiFIR Product Governance Rules professionals/ECPs-only / No PRIIPs KID and/or UK PRIIPs KID – Manufacturer target market (MIFID II product governance and/or the UK MiFIR Product Governance Rules) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs and/or UK PRIIPs key information document (KID) has been prepared as not available to retail investors in the European Economic Area or the United Kingdom

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities plc
Merrill Lynch International Wells Fargo Securities International Limited

Senior Co-Managers:	HSBC Securities (USA) Inc. KeyBanc Capital Markets Inc. PNC Capital Markets LLC Société Générale

Co-Managers:	Loop Capital Markets LLC MUFG Securities EMEA plc RBC Europe Limited Standard Chartered Bank U.S. Bancorp Investments, Inc. WauBank Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date or any date prior to two business days before delivery of the notes will be required, by virtue of the fact that the Notes initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may request these documents by contacting Timken’s Investor Relations team at 234-262-2310 or investors@timken.com.

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